UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 25, 2020

SIMPLICITY ESPORTS AND GAMING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-38188	82-1231127
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7000 W. Palmetto Park Rd., Suite 505

Boca Raton, FL 33433

(Address of Principal Executive Offices)

(855) 345-9467

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01. Entry into a Material Definitive Agreement.

On November 25, 2020, Simplicity Esports and Gaming Company, a Delaware corporation (the “Company”), entered into a securities purchase agreement (the “SPA”) dated as of November 23, 2020, with an accredited investor (the “Holder”), pursuant to which the Company issued a 12% self-amortization promissory note (the “Note”) with a maturity date of November 23, 2021 (the “Maturity Date”), in the principal sum of $750,000. Pursuant to the terms of the Note, the Company agreed to pay to $750,000 (the “Principal Sum”) to the Holder and to pay interest on the principal balance at the rate of 12% per annum (provided that the first twelve months of interest shall be guaranteed). The Note carries an original issue discount (“OID”) of $75,000. Accordingly, on the Closing Date (as defined in the SPA), the Holder paid the purchase price of $675,000 in exchange for the Note. The Company intends to use the proceeds for its operational expenses and the repayment of certain existing debt obligations that arise prior to the anticipated closing date of the Uplist Offering (as defined below).

The Company may prepay the Note at any time prior to the date that an Event of Default (as defined in the Note) (each an “Event of Default”) occurs at an amount equal to 100% of the Principal Sum then outstanding plus accrued and unpaid interest (no prepayment premium). The Note contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, and breach of provisions of the Note or SPA.

The Company is required to make amortization payments to the Holder according to the following schedule:

Payment Date	Payment Amount
2/23/2021	$84,000.00
3/23/2021	$84,000.00
4/23/2021	$84,000.00
5/21/2021	$84,000.00
6/23/2021	$84,000.00
7/23/2021	$84,000.00
8/23/2021	$84,000.00
9/23/2021	$84,000.00
10/22/2021	$84,000.00
11/23/2021	$84,000.00
Total:	$840,000.00

Upon the Holder’s provision of notice to the Company of the occurrence of any Event of Default, which has not been cured within five (5) calendar days (provided, however, that this five (5) calendar day cure period shall not apply to any event of default under Sections 3.1, 3.2, and 3.19 of the Note), the Note shall become immediately due and payable and the Company shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the Principal Sum then outstanding plus accrued interest multiplied by 125% (the “Default Amount”). Upon the occurrence of an Event of Default, additional interest will accrue from the date of the Event of Default at the rate equal to the lower of 15% per annum or the highest rate permitted by law. The Company shall have the right to pay the Default Amount in cash at any time, provided, however that the Holder may convert the Note into the Company’s common stock (subject to the beneficial ownership limitations of 4.99% in the Note) at any time after the date that is five (5) calendar days after the Note becomes immediately due and payable as a result of an Event of Default until the Company has repaid the Note in cash. If the aforementioned event occurs, the conversion price will equal the lesser of (i) 105% multiplied by the closing bid price of the Company’s common stock on the Issue Date (as defined in the Note) or (ii) the closing bid price of the Company’s common stock on the trading day immediately preceding the date of the respective conversion. The Company intends to repay the Note in accordance with its terms so that no amount under the Note is converted into shares of the Company’s common stock.

In addition, the Company agreed to issue a common stock purchase warrant for the purchase of shares of the Company’s common stock (the “Warrant”) to the Holder as additional consideration as provided in the SPA. The number of shares of the Company’s common stock underlying the Warrant is equal to 375,000 divided by the Exercise Price (as defined below). The “Exercise Price” under the Warrant is 110% of the public offering price of the Company’s common stock under the public offering contemplated by the registration statement on Form S-1 filed by the Company on October 23, 2020 (the “Uplist Offering”), provided, however, that if the Uplist Offering has not been consummated on or before May 23, 2021, then the Exercise Price shall mean the closing bid price of the Company’s common stock on December 23, 2020. The warrant is exercisable during the period commencing on the earlier of (i) the date of the Company’s consummation of the Uplist Offering or (ii) May 23, 2021, and ending on 5:00 p.m. eastern standard time on the five-year anniversary thereof.

The foregoing descriptions of the Note, SPA, and Warrant do not purport to be complete and are qualified in its entirety by reference to the full text of the Note, SPA, and Warrant, copies of which are filed hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Self-Amortization Promissory Note dated November 23, 2020, issued by the Company to the Holder
10.2	Securities Purchase Agreement dated November 23, 2020, by and between the Company and the Holder
10.3	Common Stock Purchase Warrant dated November 23, 2020, issued by the Company to the Holder

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMPLICITY ESPORTS AND GAMING COMPANY

Date: December 2, 2020	By:	/s/ Jed Kaplan
Jed Kaplan
Chief Executive Officer and interim Chief Financial Officer